EXHIBIT 16.1


August 27, 2004


Securities and Exchange Commission
Washington, D.C.   20549

Ladies and Gentlemen:

We were previously principal accountants for U.S. Physical Therapy, Inc.
and, under the date of March 4, 2004, we reported on the consolidated financial statements of U.S. Physical Therapy, Inc. as of and for the years ended December 31, 2003 and 2002. On August 23, 2004, our appointment as principal accountants was terminated. We have read U.S. Physical Therapy, Inc.'s statements included under Item 4 of its Form 8-K dated August 23, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with U.S. Physical Therapy, Inc.'s statements that on August 27, 2004, Grant Thornton LLP was appointed as the new independent public accountants for the Company, that the decision to dismiss KPMG and appoint Grant Thornton LLP was approved by the audit committee with the concurrence of the board of directors, or that Grant Thornton LLP was not consulted with regard to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.


Very truly yours,

/S/ KPMG LLP

KPMG LLP